Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Announces Commencement of Quarterly Cash Dividend Program

Princeton, NJ USA (June 11, 2012) — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced that its Board of Directors has adopted a policy to pay a regular quarterly dividend in such amount as the Board of Directors may from time to time determine.  As a result, Rockwood also announced today that its Board of Directors has declared an initial quarterly cash dividend of $0.35 per share payable on July 11, 2012 to all common stockholders of record at the close of business on June 26, 2012.  On an annualized basis, the quarterly dividend announced today represents a yield of 2.96% based on the $47.30 per share closing price of our stock on the New York Stock Exchange on June 8, 2012.

Rockwood expects future dividend payments to be made in March, June, September and December.  The declaration and payment of any future dividends, however, will be at the discretion of the Board of Directors.

Seifi Ghasemi, Chairman and Chief Executive Officer, commented “We are pleased to be able to reward our stockholders with this dividend program.  The program reflects the strength of our balance sheet, our fundamental ability to generate strong cash flows and our confidence in the future prospects of our businesses.  We are committed to creating further value for our stockholders.”

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,700 people and annual net sales of approximately $3.7 billion. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,”

“forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood, including without limitation, the payment of future dividends. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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